SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[  ] Preliminary Proxy Statement       [  ] Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

 .....................   The Dress Barn Inc   ..................................
              (Name of Registrant as Specified In Its Charter)

 .............................................................................
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:


[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided  by  Exchange  Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901

                            NOTICE OF ANNUAL MEETING

To the Shareholders of THE DRESS BARN, INC.

     NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING OF SHAREHOLDERS OF THE DRESS BARN, INC. (the "Company") will be held at the Company's principal executive offices at 30 Dunnigan Drive, Suffern, New York, on Tuesday, December 21, 1999 at 9:00 A.M. for the following purposes:

                  1.       To elect two Directors;

                  2 To transact such other business as may properly come before the meeting or any adjournments thereof.


     Only shareholders of record at the close of business on November 1, 1999 will be entitled to notice of and to vote at said meeting.

     By Order of the Board of Directors.






                                 ELLIOT S. JAFFE
                                 Chairman of the Board

November 12, 1999


================================================================================

     NOTE: Shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please complete, sign and send in your proxy promptly in the enclosed envelope so your vote can be recorded. We enclose in this mailing the Notice of Annual Meeting of Shareholders, Proxy Statement, Proxy and the Annual Report of the Company for the fiscal year ended July 31, 1999.

================================================================================

                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901


                                 PROXY STATEMENT

         This Proxy Statement is furnished to the shareholders of The Dress Barn, Inc. (the "Company") in connection with the solicitation by the Company's Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on December 21, 1999, and any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed form of Proxy are first being mailed to shareholders on or about November 12, 1999.

         The Company had outstanding 20,058,287 shares of common stock on the record date of November 1, 1999. Each share of common stock of the Company outstanding on the record date is entitled to one vote at the Annual Meeting and any adjournments thereof.

         The cost of this Proxy Statement and of solicitation of proxies will be borne by the Company. Any proxy may be revoked by the shareholder at any time prior to its exercise (such as by attending the meeting and voting in person or by sending a letter of revocation to the Secretary of the Company).

         The Company is required to have a quorum to hold the Annual Meeting. A quorum is a majority of the outstanding shares, present or represented by proxy. Abstentions and broker non-votes are counted as if stockholders were present for purposes of determining whether a quorum is present at the meeting. A "broker non-vote" occurs when a stockbroker submits a proxy that does not indicate a vote for a proposal because the stockbroker has not received instructions from the beneficial owners on how to vote on the proposal and does not have the authority to vote without instructions.

         Voting is not cumulative; Directors will be elected by a plurality of the votes cast at the Annual Meeting, which means that the two nominees with the most votes will be elected Directors. We will count only votes cast for a nominee, except that your proxy will be voted FOR the two nominees described in this Proxy Statement unless you instruct us to the contrary in your proxy.



INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTOR AND INCUMBENT DIRECTORS


         The Certificate of Incorporation of the Company provides for a classified Board of Directors divided into three classes, each with a staggered three year term of office and each class of Directors as nearly equal in the number of Directors as possible. Two Directors are to be elected at the 1999 Annual Meeting of Shareholders for three-year terms expiring at the 2002 Annual Meeting of Shareholders. The Board has nominated Edward D. Solomon and Klaus Eppler, whose terms of office as Director expire at the 1999 Annual Meeting of Shareholders. Certain information with respect to the nominees for election as a Director and incumbent Directors is set forth on the following page:

Nominees for Election as Director


         Name of Director and Age                               Director Since
         Edward D. Solomon, 68.........................................1990
         Klaus Eppler, 69..............................................1993


     EDWARD D. SOLOMON is President of Edward D. Solomon & Co., which provides consulting services primarily to the retailing industry. Until 1993 he was Chief Executive Officer of Shoe-Town, Inc.

     KLAUS EPPLER has, since 1965, been a partner in the law firm of Proskauer Rose LLP, General Counsel for the Company. He is also a Director of Bed Bath & Beyond, Inc.

     It is intended that votes will be cast pursuant to proxies received for the election of Edward D. Solomon and Klaus Eppler for a term of three years and until their successors are duly elected and qualified.


Directors With Terms Expiring in 2000

         Name of Nominee and Age                                Director Since
         Roslyn S. Jaffe, 70...........................................1966
         Donald Jonas, 70..............................................1989
         Mark S. Handler, 66...........................................1996


     ROSLYN S. JAFFE has been the Company's Secretary since 1966 and Treasurer since 1983. Roslyn S. Jaffe is the spouse of Elliot S. Jaffe, and they are the parents of David R. Jaffe and Elise Jaffe, executive officers of the Company.

     DONALD JONAS has been Chairman of the Board and a Director of Lechters, Inc., a retailer of houseware products, since 1987. Mr. Jonas is currently also the Chief Executive Officer of Lechters, Inc.

     MARK S. HANDLER was Co-Chairman and Co-Chief Executive Officer of R.H. Macy's, Inc. until 1993. Previously, he was President and Chief Operating Officer of R.H. Macy's, Inc.


Directors With Terms Expiring in 2001

         Name of Director and Age                               Director Since
         Elliot S. Jaffe, 73...........................................1966
         Burt Steinberg, 54............................................1983


     ELLIOT S. JAFFE, Chairman of the Board and founder of the Company, has been Chief Executive Officer since 1966. Mr. Jaffe serves as a Director of The Zweig Fund, Inc., The Zweig Total Return Fund, Inc. and the Smith Barney Family of Funds.

     BURT STEINBERG, President and Chief Operating Officer of the Company since 1989, has been in charge of the Company's merchandising activities since 1982.

Committees and Meetings of the Board of Directors

         The Company has a standing Audit and a standing Compensation and Stock Option Committee of the Board of Directors. Donald Jonas and Edward D. Solomon are the members of the Compensation Committee and Mark S. Handler and Edward D. Solomon are the members of the Audit Committee. The Company does not have a nominating committee. The responsibilities of the Audit Committee include reviewing with the Company's independent auditors the scope and results of the auditing engagements. The Compensation and Stock Option Committee reviews and determines the Company's policies and programs with respect to compensation of executive officers and administers the Company's stock option plans.

         The Company's Board of Directors held three meetings, the Audit Committee held two meetings and the Compensation and Stock Option Committee held two meetings during the fiscal year ended July 31, 1999 ("fiscal 1999"). In addition, various actions were taken by the Board of Directors and these Committees without a meeting.


Compensation of Directors

         The Company pays its Directors, who were not also officers of the Company, a Director's fee of $15,000 per year for services rendered as Director. Directors who are officers of the Company do not receive additional compensation for their services as Directors.

         In fiscal 1999, the Company granted each of its Directors, who were not also officers of the Company, options to purchase 10,000 shares of the Company's common stock at the fair market value of the stock on the date of grant. The options vest in three equal installments on the first, second and third anniversary from the option grant date.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


         The table on the following page sets forth information regarding ownership of the common stock of the Company as of November 1, 1999 for any person who is known to be the beneficial owner of more than 5% of the Company's common stock, by each of the Company's Directors and executive officers named in the Summary Compensation Table and by all Directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                 Number of
                                                 Shares of
                                               Common Stock
                                               Beneficially           Percentage
Name and Address of Beneficial Owner:              Owned               of Class

Directors and Executive Officers (1):
Elliot S. Jaffe (2)...............................3,957,976               19.39%
Roslyn S. Jaffe (3).................................310,124                1.52%
Burt Steinberg (4)..................................150,115                  *
David R. Jaffe (5)...................................82,000                  *
Edward D. Solomon (6)................................10,999                  *
Klaus Eppler (7).....................................10,299                  *
Mark S. Handler (8)..................................10,299                  *
Donald Jonas (9).....................................10,099                  *
Armand Correia.........................................---                   *
Eric Hawn..............................................---                   *
All Directors and Executive Officers as a group
 (consisting of 11 persons) (10)..................4,498,219               22.10%

* Represents less than 1% of class

Other Beneficial Owners:
Franklin Mutual Advisors Inc. (11)................1,545,600                7.57%
   51 John F. Kennedy Parkway
   Short Hills, NJ 07078

     (1) The business address for all Directors and Executive Officers is c/o The Dress Barn Inc., 30 Dunnigan Drive, Suffern, New York 10901

     (2) Consists of 173,336 shares (0.85%) owned directly by Elliot S. Jaffe, 69,310 shares (0.34%) owned by The Jaffe Family Foundation, a New York not-for-profit corporation (the "Foundation"), 3,655,330 shares (17.90%) owned by the Jaffe Family Limited Partnership, a Connecticut limited partnership (the "Partnership") and 60,000 shares covered by options exercisable within 60 days of November 1, 1999. Elliot S. Jaffe and Roslyn S. Jaffe share voting and investment power with respect to the shares owned by the Foundation and under the rules of the Securities and Exchange Commission (the "SEC") are deemed to be the beneficial owners of such shares. Both Elliot S. Jaffe and Roslyn S. Jaffe disclaim beneficial ownership of the shares owned by the Foundation. Elliot S. Jaffe has voting and investment power with respect to the shares owned by the Partnership and under the rules of the SEC is deemed to be the beneficial owner of such shares.

     (3) Consists of 240,814 shares (1.18%) owned directly by Roslyn S. Jaffe and 69,310 shares (0.34%) owned by the Foundation. See Footnote (1) above.

     (4) Consists of 115 shares owned directly by Mr. Steinberg and 150,000 shares covered by options exercisable within 60 days of November 1, 1999.


     (5) Consists of 5,000 shares owned directly by Mr. Jaffe and 77,000 shares covered by options exercisable within 60 days of November 1, 1999.

     (6) Consists of 1,000 shares owned directly by Mr. Solomon and 9,999 shares covered by options exercisable within 60 days of November 1, 1999.

     (7) Consists of 300 shares owned directly by Mr. Eppler and 9,999 shares covered by options exercisable within 60 days of November 1, 1999.

     (8) Consists of 250 shares owned directly by Mr. Handler and 9,999 shares covered by options exercisable within 60 days of November 1, 1999.

     (9) Consists of 100 shares owned directly by Mr. Jonas and 9,999 shares covered by options exercisable within 60 days of November 1, 1999.

    (10) Includes shares owned by the Partnership and the Foundation as well as 353,996 shares covered by options held by Directors and executive officers exercisable within 60 days of November 1, 1999.

    (11) Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain information regarding the compensation for each of the three fiscal years earned by the Chief Executive Officer and the four other highest-paid executive officers of the Company as of July 31, 1999, whose total annual salary and bonus from the Company for the year then ended exceeded $100,000.

                                                                                                Long-Term
                                                                                               Compensation
                                                                                                  Awards
                                                        Annual Compensation
                                                                                       Stock Option     All Other
Name and Principal Position         Year        Salary ($)    Bonus ($)      Other ($)      (#)      Compensation ($)
---------------------------         ----        ----------    ---------      ---------  ----------   ----------------
                                                   (1)            (2)                                        (3)
Elliot S. Jaffe                    1999         650,000          -----          -----       -----         17,500
  Chairman of the Board and        1998         521,000        604,200          -----       -----         17,500
     Chief Executive Officer       1997         521,000        153,500          -----     100,000         17,500

Burt Steinberg                     1999         450,000          -----          -----       -----         55,339(4)
   President and Chief             1998         350,000        170,000          -----       -----         68,517(4)
     Operating Officer             1997         350,000        203,100          -----     200,000         69,263(4)

David R. Jaffe                     1999         289,000          -----          -----       -----         37,760(5)
   Executive Vice President        1998         275,000         49,500          -----       -----         37,888(5)
                                   1997         225,000         47,500          -----     175,000         36,611(5)

Eric Hawn                          1999         226,000          -----          -----       -----          9,000
   Senior Vice President           1998         215,000         38,700          -----       -----          9,000
                                   1997         200,000         46,000          -----      50,000          9,000

Armand Correia                     1999         206,000         13,260      15,000(6)       -----          8,538
   Senior Vice President and       1998         195,000         37,800      15,000(6)       -----          8,538
     Chief Financial Officer       1997         176,000         43,900      15,000(6)      92,555          7,920

     (1) Includes all payments of salary and salary deferred through the Company's Executive Retirement Plan.

     (2) Includes bonuses paid under the Company's Management Incentive Plan.

     (3) Amounts consist of the Company's contribution under the Company's Executive Retirement Plan and associated insurance.

     (4) Includes paid life insurance premiums of $37,479 in fiscal 1999, $50,657 in fiscal 1998 and $50,873 in fiscal 1997 paid pursuant to two "split dollar" agreements.

     (5) Includes paid life insurance premiums of $27,072 in fiscal 1998, $27,200 in fiscal 1998 and $27,378 in fiscal 1997 pursuant to a "split dollar" agreement.

     (6) Represents loan forgiveness arising out of contractual arrangements in connection with Mr. Correia's employment by the Company in 1991. At July 31, 1999, Mr. Correia had no indebtedness to the Company.



     Burt Steinberg is employed by the Company pursuant to a one-year employment agreement expiring August 1, which contains automatic renewal provisions.

Compensation Committee's Report on Executive Compensation


         In setting compensation levels for executive officers, the Compensation and Stock Option Committee of the Board of Directors (the "Committee") continues to be guided by the following considerations:

- compensation levels should be competitive with compensation generally being paid to executives in other profitable and growing specialty retail companies of a similar size;

- each individual executive officer's compensation should, to the extent possible, reflect the performance of the Company as a whole, the performance of the officer's business unit, and the performance of the individual executive;

- a significant portion of the executive officer's compensation should be awarded in the form of stock options to closely link shareholder and executive interests and to encourage stock ownership by executive officers; and

- executive compensation should reflect the Company's entrepreneurial and cost-conscious orientation.


         Under the Company's Management Incentive Plan, executives of the Company, from the level of Department Directors up through and including the Chairman and Chief Executive Officer, are entitled to bonuses up to a prescribed percentage of their base salaries pursuant to a formula which involves the achievement of selected Company financial goals and individual goals related to the performance of the officer's business unit and the individual performance of the officer. Since the Company's financial goals for fiscal 1999 were not achieved, bonuses under the Management Incentive Plan are payable only to those officers, including certain of the executive officers, of the Company who achieved their individual goals. The Committee has approved goals under the Management Incentive Plan for fiscal 2000 with certain changes in the formula. The Committee has determined that, in view of the Company's failure to achieve its financial goals for fiscal 1999, there would be no increases in salary for any of the executive officers for fiscal 2000.

         Stock options are usually granted on a three-year cycle, so that an executive or key employee will ordinarily receive a new option when 3/5ths of the previously granted option has vested. Since executive officers were granted options by the Committee following the close of the 1996 fiscal year, no options have been granted to any of the executive officers during fiscal 1999. Following the close of the fiscal year the Committee granted options covering an aggregate of approximately 900,000 shares to a substantial group of officers and other executives, including all of the executive officers named in the foregoing tables, adopted guidelines for certain merit increases for executives other than the executive officers and adopted a "split dollar" insurance program for all officers and certain other executives.



                                    The Compensation and Stock Option Committee



                                    Mr. Donald Jonas
                                    Mr. Edward D. Solomon

Performance Graph

         The following graph illustrates, for the period from July 29, 1994 (the Base Year) through July 31, 1999, the cumulative total shareholder return of $100 invested in 1) The Company's common stock, 2) The S&P Composite-500 Stock Index, 3) The S&P Specialty Apparel Retailers Index and 4) an index of five peer companies selected by the Company, assuming that all dividends were reinvested. The Company has chosen to use this peer group index in its performance graph because management believes the peer group index is a better reflection of the Company's competitors in the marketplace. The peer group consists of all other publicly traded women's specialty apparel chains known to the Company with which it competes directly: - Catherines Stores, Cato, Charming Shoppes, Deb Shops and United Retail Group.

         The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's common stock.



                      COMPARISON OF CUMULATIVE TOTAL RETURN
             For the period from July 29, 1994 through July 31, 1999


Cumulative Total Return

                               7/94    7/95     7/96     7/97     7/98     7/99

The Dress Barn Inc.             100     121      102      249      266      182
S&P 500                         100     126      147      224      267      321
S&P Specialty Apparel Index     100     106      109      138      112       96
Peer Group                      100      63       69       63       79      105


Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                            Shares
                           Acquired                      Number of Unexercised            Value of Unexercised
                              on          Value                 Options                       In the Money
                           Exercise     Realized           at July 31, 1999                    Options(1)
                                                     ----------------------------      --------------------------
    Name                      (#)          ($)         Exercisable   Unexercisable      Exercisable    Unexercisable
------------              ----------   -----------     -----------   -------------      -----------    -------------
Elliot S. Jaffe                ----           ----         35,000          65,000         $235,163         $471,388
Burt Steinberg               40,000        323,125        160,000         120,000          757,200        1,312,500
David R. Jaffe                 ----           ----         40,500         106,500          360,024          993,619
Eric Hawn                      ----           ----         10,000          16,000           65,105          116,050
Armand Correia               28,797        216,141           ----          57,533             ----          416,810

(1) Represents the difference between the closing market price of the Company's common stock at July 31, 1999 ($15.9375 per share) and the exercise price per share of in-the-money options multiplied by the number of shares underlying the in-the-money options.




                           INTEREST OF MANAGEMENT AND
                         OTHERS IN CERTAIN TRANSACTIONS


         The Company leases five of its store locations from Elliot S. Jaffe, Chief Executive Officer, or members of his family or related trusts. The following table describes the terms of these leases:

                                                                                                         Minimum
                                                                                                          Annual
                                                                                                        Rent Per
Store                                                                    Renewal         Square           Square
Location                                 Expiration                      Options          Feet             Foot
--------------                           ----------                      -------          -----            ----
Branford, CT                          June 30, 2002              Until June 2012          5,000           $12.20
Norwalk, CT DB/DBW                   April 30, 2011         Until April 30, 2031         12,700           $11.22
Branford, CT DBW                      June 30, 2002              Until June 2012          4,100           $12.57
Mt. Kisco, NY                          July 31,2006              Until July 2011          4,500           $10.00
Danbury, CT                            June 30,2000              Until June 2015          8,000           $13.00



         Such store rentals approximate the range of minimum rentals paid by the Company on its other store leases. The store leases also contain provisions for payment of a percentage of sales as additional rent when sales reach specified levels. The effective rent (total rent as a percentage of sales with respect to particular stores) for such stores is approximately eight percent. The Company believes that the leases with such affiliated parties are on terms that are comparable to terms the Company could obtain in arms-length negotiations with unrelated third parties for store locations in similar geographic areas. During fiscal 1999, the Company paid a total of $464,000 in rent under leases with the affiliated parties.

         Under "split-dollar" insurance agreements with trusts established by each of Burt Steinberg and David R. Jaffe and their wives, the Company has agreed to pay, during the life of certain life insurance policies, a portion of the premiums on these policies which are on the joint lives of each of David R. Jaffe and his wife and Burt Steinberg and his wife, and which have fair values of $5 million and $2.5 million respectively (the "Insurance Policies"). The Company is obligated to continue to pay the premiums on the Insurance Policies until the earlier of (a) such time as the cash value of each Insurance Policy is sufficient to pay the premiums, estimated to be approximately 8 years, or (b) the termination of the "split-dollar" agreements. These agreements terminate on the earliest of a number of events including (i) reimbursement to the Company of the premiums paid by it, (ii) the resignation or retirement of the executive or
(iii) the death of the survivor of the executive and his spouse. The premiums are estimated to be approximately $37,500 in the case of Burt Steinberg, and $28,000 in the case of David R. Jaffe, annually. Under the "split-dollar" agreements, the premiums paid by the Company are to be returned no later than
(a) the death of the survivor of the executive and his spouse and (b) the surrender or termination of each Insurance Policy. Consequently, the Insurance Policies should not result in an expense to the Company, except to the extent of costs incurred (if any) for advancing the premiums, and for the excess (if any) of the premiums paid by the Company over the cash surrender value of the Insurance Policies.


                        RECEIPT OF SHAREHOLDER PROPOSALS


         Any proposals of shareholders that are intended to be presented at the Company's 2000 Annual Meeting of Shareholders, which is expected to be held in December 2000, must be received at the Company's principal executive offices no later than July 15, 2000, and must comply with all other applicable legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting.


                                  OTHER MATTERS


         Management knows of no other business that will be presented for consideration at the Annual Meeting other than as is stated in the Notice of Meeting. If any other business should come before the meeting, it is intended that the proxies named in the enclosed form of proxy will have discretionary authority to vote all such proxies in the manner they shall decide.

         Solicitation may be made by mail, personal interviews, telephone and telegraph by regularly engaged officers and employees of the Company.

         Insofar as the information contained in this Proxy Statement rests peculiarly within the knowledge of persons other than the Company, the Company has relied upon information furnished by such persons.

         It is anticipated that Deloitte & Touche LLP will act as auditors with respect to the financial statements of the Company for the current fiscal year. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. Such representative will be given the opportunity to address the meeting and will also be available to respond to questions.

         The Annual Report of the Company, including financial statements, for fiscal 1999 is included with this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS







                                 ELLIOT S. JAFFE
                                 Chairman of the Board




         The Company's Board of Directors requests that you date and sign the enclosed proxy and return it in the enclosed, self-addressed envelope. No postage is required if you mail it in the United States. Your prompt response will be helpful, and we appreciate your cooperation.